Exhibit 99.1

Western Iowa Energy, LLC
1220 S. Center Street • P.O. Box 399 • Wall Lake, Iowa 51466
Voice 712-664-2173 • Fax 712-664-2183
www.westerniowaenergy.com

February 12, 2009

Dear Members of Western Iowa Energy, LLC,

As you are aware, the Members of Western Iowa Energy, LLC (“WIE”) are now being called upon to determine the course of this company’s future by voting on the proposed consolidation with Renewable Energy Group, Inc. (“REG”). We understand that a small group of Members has distributed several letters containing select information to convince you to oppose the consolidation. As you consider all of the factors that must go into this decision, your Board of Directors would like to share its thoughts with you regarding the proposed consolidation, why we remain committed to the consolidation, why we continue to believe that this consolidation will benefit the Members of WIE well into the future, and why we encourage you to vote “for” the proposed consolidation.

The development and negotiation of the proposed consolidation has been a long process, culminating in an Asset Purchase Agreement with REG. On May 8, 2009, the Board of Directors unanimously agreed to the terms of the Asset Purchase Agreement as outlined in the joint proxy statement dated January 19, 2010. Each of you should have received the joint proxy statement for your careful review and consideration. We encourage you to review this information in its entirety as you decide how to vote instead of relying on information selected to serve an agenda. The Boards of Directors of REG, Central Iowa Energy, LLC, and Blackhawk Biofuels, LLC also agreed to the terms of proposed transaction. The following sets forth a brief timeline of the approval process:

•
In October 2008, WIE, as a member of the Joint Biodiesel Committee, employed a firm to search the market for potential buyers. Only REG stepped forward as an interested company, and the Board began negotiations with REG.

•	In early April 2009, WIE employed an investment banking firm to determine whether the value offered by REG was fair in comparison to what similarly situated companies received in similar transactions.

•	Between January 1, 2009 and April 30, 2009, WIE experienced a loss of over $780,000.

•	In early May 2009, we received notice from the investment banking firm that the value that WIE was to receive under the proposed REG consolidation was fair.

•	On May 8, 2009, the Board unanimously approved the Asset Purchase Agreement.

Following the Board’s May 8th decision to approve the Asset Purchase Agreement and the REG consolidation, two significant things happened. First, there were many delays associated with the Securities and Exchange Commission’s review of the registration and joint proxy statement filed in connection with the REG consolidation. Second, during the third quarter of 2009, WIE reported a profit of approximately $1.1 million. This level of profit was consistent with historical experience as demand for biodiesel typically increases during the summer months. This short-term profit does not justify reversing course with respect to the proposed consolidation. Following consummation of the REG consolidation, the parties expect the WIE facility to maintain normal operations, which may correlate to future liquidity in your investment in REG Newco.

Throughout this company’s history, the Board has strived to develop a long-term vision for the company, rather than making knee-jerk responses to short-term events. While it is true that this strategy has led to short-term profits and the ability of WIE to make its loan payments on time, the Board understands that it would not be in the best interest of WIE or its Members to continue operating as an independent biodiesel company for a number of reasons, including the following:

•	WIE has no employees with expertise in the procurement of feed stocks;

•	WIE does not have a research department to develop innovative products;

•	WIE does not have contacts within the market for selling biodiesel;

•	WIE has only limited knowledge of additional raw product selections; and

•	WIE does not employ its own operations manager or general manager.

REG currently fulfills each of these responsibilities and needs pursuant to a Management and Operational Services Agreement with WIE. Through our current relationship with REG, WIE is a key part of a much larger and complete network. This relationship has been critical to the success of WIE throughout its history. It is impossible to know whether REG will elect to continue this relationship if the proposed consolidation is not approved. While it has been suggested that WIE could obtain the services of a third party to fulfill these responsibilities, these services are not readily available and it is impossible to predict whether WIE would be able to obtain these services on more favorable terms than it currently receives from REG. In addition, each time WIE makes a new hire, there is a significant learning curve, which could place WIE at additional risk.

You should be aware that the Board strongly considered the possibility of continuing to operate as an independent producer of biodiesel. In light of the competitive market conditions that we face, our tight profit margins, and the high overhead expenses associated with operating as an independent company, it is clear that consolidation is the most promising future for this company. The new company would have only one accounting department, instead of four. The new company would only have to file one set of reports with the SEC, instead of four. Last year, WIE alone spent approximately $215,000 for accounting, auditing, and legal fees. It is reasonable to expect that each of the other parties to the Asset Purchase Agreement spent a similar amount. If the proposed consolidation is approved, we anticipate that these expenses will be significantly reduced for the merged company. While it is true that financial results for several of the other companies involved in this consolidation have been mixed, the efficiencies resulting from the consolidation will result in lower costs and improved profit potential for all four companies. For these reasons, an indisputable majority of the Board remains steadfast in its belief that this agreement is a win-win for all parties as a result of the economies of scale and efficiencies that will result from the merging of these companies.

Through his involvement as a member of the executive committee of the National Biodiesel Board and as president of the Iowa Renewable Fuels Association, Denny Mauser has observed the strong reputation and influence which REG holds within the biodiesel industry nationally. Its reputation for promotion of only the highest-quality biodiesel is recognized within the biodiesel industry and makes it a preferred provider of high-quality fuel. It has become evident that refiners want a supplier that can deliver volume and quality to protect their brands. REG has proven that it can deliver both volume and quality to refiners.

With the publication of the RFS-2 rules, and in anticipation of an extension of the $1 per gallon blender’s credit, large mandated markets for biodiesel are likely to emerge in the very near future to avoid the monetary penalties which will be imposed by the RFS-2 rules beginning July 1, 2010.

In anticipation of these events, REG has spent much effort in the past two years developing relationships with the companies who will be mandated to either purchase biodiesel or pay large monetary penalties. The board believes that consolidating WIE with the other companies involved in the consolidation will make REG by far the strongest company prepared to meet the biodiesel requirements of those markets and that REG’s development of those relationships is about to come to fruition.

The Board, with the exception of one member, asks you to vote in favor of the REG consolidation and the ultimate dissolution of WIE. It is essential that all Members cast a ballot. If you do not return your ballot, you will be deemed to have voted against this proposal. Your ballot is essential to moving forward with the REG consolidation, which we believe is important for all Members of WIE.

Sincerely,
Bill Horan, Board Chairman                  John Geake, Vice Chairman
Western Iowa Energy, LLC